                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Radcliffe               Donald                  S.
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   (Last)               (First)                 (Middle)

575 Madison Avenue
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                                    (Street)

New York                            NY                            10022
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   (City)                           (State)                       (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

May 4, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

SVI Holdings, Inc.  (SVIH)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock                             243,200                     D
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Common Stock                               4,000                     I                    Held in money purchase account
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Common Stock                               1,000                     I                    Held in retirement account
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Common Stock                             117,500                     I                    By spouse
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Common Stock                              71,000                     I                    By Madison Avenue Leasing, Inc.
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Common Stock                              22,050                     I                    Represents 50% of shares held by
                                                                                          DG Investors, a general partnership
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Common Stock                               5,900                     I                    Represents 50% of shares held by
                                                                                          Hammond Street Investors, a limited
                                                                                          partnership
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Common Stock                               2,320                     I                    Represents 23.2% of shares held by
                                                                                          Radcliffe Investment Partners I, a
                                                                                          limited partnership
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*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Options to purchase      11/3/95    11/2/2000       Common Stock            25,000       $0.30/sh       I              By Radcliffe
                                                                                                                       & Associates
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Options to purchase      6/3/97     6/2/2003        Common Stock           100,000       $2.00/sh       D
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Options to purchase      6/3/97     6/2/2003        Common Stock           100,000       $3.375/sh      D
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Options to purchase      6/3/97     6/2/2002        Common Stock           100,000       $4.00/sh       D
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Options to purchase      10/1/97    9/30/2000       Common Stock            50,000       $2.00/sh       I              By Madison
                                                                                                                       Avenue
                                                                                                                       Leasing, Inc.
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Explanation of Responses:

/S/ Donald S. Radcliffe                                  June 11, 1998
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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